EXHIBIT 5


                                                                November 9, 2001



Scient, Inc.
79 Fifth Avenue
New York, New York 10003

Ladies and Gentlemen:

     We are acting as counsel for Scient, Inc. (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 48,000,000 previously unregistered shares (the "Plan Shares") of the Registrant's Common Stock, par value of 0.0001 per share, issuable pursuant to the Scient, Inc. 2001 Equity Incentive Plan (the "Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the issuance of the Plan Shares.

     Upon the basis of the foregoing, we are of the opinion that the Plan Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Registrant of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                                 Very truly yours,


                                                 /s/ Davis Polk & Wardwell